Contacts

Bill Wells - Media

770-242-8723

SpectRx, Inc. Awarded Contract Increase for Development of Continuous Alcohol Monitoring System for U.S. Government

NORCROSS, GA (June 27, 2006) - SpectRx, Inc. (OTCBB: SPRX) today announced its contract with the National Institute on Alcohol Abuse and Alcoholism (NIAAA) to develop a device to continuously monitor alcohol in the human body was increased by $900,000 and extended for another year. The value of the contract awarded to date is $3.2 million. An additional $500,000 may be awarded in 2007 at NIAAA's option.

"The contract increase, which was over 20 percent above original expectations, is a further validation of our unique method of painlessly sensing the presence and level of substances in the body without drawing blood," said Mark A. Samuels, SpectRx, Inc. chairman and chief executive officer. "Testing to date indicates that alcohol may be detected and its concentration levels continuously monitored using our interstitial fluid sampling and sensor technology. In addition to sensing alcohol levels, we believe that our sensing technology may be applied as a platform technology to measure other biological analytes, such as glucose for diabetes."

SpectRx coordinates the development program, and expects to receive about one-third of the additional funds. Childrens Hospital Los Angeles is the primary subcontractor.

The device is being designed to continuously monitor the presence and level of alcohol in the body and to detect alcohol abuse in critical job functions, such as airline pilots, or for use in the criminal justice system. Results would be transmitted to a remote monitoring station.

Alcohol levels are currently measured by taking and analyzing a blood sample, or through the use of a Breathalyzer. However, these devices are limited for certain applications because they can only take one measurement at a time and are not able to track changes in bodily alcohol levels continuously over time. The device under development tests for alcohol in interstitial fluid (ISF), the clear, water-like fluid that surrounds cells in the body. An inexpensive laser painlessly creates four microscopic holes, or micropores, in the outer dead layer of skin through which a stream of ISF is drawn continuously into a patch and tested for alcohol. The micropores are just slightly larger than a human hair and a self-limiting feature of the laser allows the pores to penetrate only the outer layer of cells.

SpectRx is developing a sensor and has adapted its ISF acquisition technology for alcohol measurement. Childrens Hospital Los Angeles is developing the systems necessary for data processing, analysis and integration. If the research and development program is successful, SpectRx plans to commercialize and market the device.

About SpectRx, Inc.

SpectRx, Inc. (OTCBB: SPRX) is a diabetes management company developing and providing innovative solutions for insulin delivery and glucose monitoring. SpectRx markets the SimpleChoice® line of innovative diabetes management products, which include insulin pump disposable supplies. SpectRx also plans to develop a consumer device for continuous glucose monitoring. The company is commercializing its non-invasive cervical cancer detection technology through its subsidiary Guided Therapeutics, Inc., which SpectRx intends to separately finance. For more information, visit SpectRx's web sites at spectrx.com, mysimplechoice.com and guidedtherapeutics.com.

EDITORS PLEASE NOTE: Images of the interstitial fluid technology may be found at http://www.spectrx.com/images.asp.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995. A number of the matters and subject areas discussed in this news release that are not historical or current facts deal with potential future circumstances and developments. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally and also may materially differ from SpectRx's actual future experience involving any of or more of such matters and subject areas. Such risks and uncertainties include: the early stage of products in development, the uncertainty of market acceptance of products, the uncertainty of development or effectiveness of distribution channels, the intense competition in the medical device industry, the uncertainty of capital to develop products, the uncertainty of regulatory approval of products, dependence on licensed intellectual property, as well as those that are more fully described from time to time under the heading "Risk Factors" in SpectRx's reports filed with the SEC, including SpectRx's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005, as amended, and subsequent quarterly reports.

###End###